Exhibit 99.1
Phoenix Announces Revised Merger Agreement with Marlin Equity Partners for
Increased Consideration of $4.05 per Share in Cash
MILPITAS, Calif., Oct. 22, 2010 — Phoenix Technologies Ltd. (Nasdaq: PTEC), the global leader in core systems software (CSS), today announced it has executed an amendment to the definitive merger agreement previously entered into by the Company with affiliates of Marlin Equity Partners (“Marlin”) on August 17, 2010. Under the terms of the amended merger agreement, which Marlin proposed to Phoenix following the receipt by Phoenix of a definitive acquisition proposal from the Gores Group on October 20, 2010, Marlin matched Gores’ offered price and will acquire all outstanding shares of Phoenix common stock for $4.05 per share in cash (the “Amended Marlin Agreement”), or approximately $146 million in total consideration. The consideration under the original merger agreement was $3.85 per share in cash, or approximately $139 million in total consideration.
The new purchase price represents a premium of approximately 34% over Phoenix’s closing share price of $3.02 on August 17, 2010, the last trading day prior to the public announcement of Marlin’s proposal to acquire Phoenix, and a premium of approximately 32% over Phoenix’s average closing share price for the 30 trading days ending on August 17, 2010.
The transaction is subject to customary closing conditions, including the approval of Phoenix’s stockholders. The stockholder meeting to approve the merger that is currently scheduled to be held on October 25, 2010 will be delayed for approximately 10 days from that date. There continues to be no financing condition to the transaction.
About Marlin Equity Partners
Marlin Equity Partners is a Los Angeles-based private investment firm with over $1 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries that are in the process of undergoing operational, financial or market-driven change where Marlin’s capital, industry relationships and extensive operational capabilities significantly strengthens a company’s outlook and enhances value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 35 acquisitions. For more information, please visit www.marlinequity.com.
About Phoenix Technologies Ltd.
Phoenix Technologies Ltd. (Nasdaq: PTEC), the leader in core systems software products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products — Phoenix SecureCore Tiano™ and Embedded BIOS® — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-

of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 200 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.
Phoenix, Phoenix Technologies, Phoenix SecureCore Tiano, Embedded BIOS and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.
Forward- Looking Statements
The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. Phoenix’s ability to complete the proposed transaction is dependent upon stockholder approval and other customary closing conditions, not all of which are entirely within the control of Phoenix or Marlin. Phoenix’s ultimate ability to execute its strategies, compete effectively and achieve long-term success is subject to a variety of uncertainties and factors. Additional information concerning those factors is set forth in Phoenix’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in Phoenix’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Phoenix does not intend to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.
Additional Information and Where to Find It
In connection with the proposed transaction, Phoenix will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Phoenix at the Securities and Exchange Commission’s website at www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Phoenix by directing such request to Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Phoenix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Certain information regarding the interests of such directors and executive officers is included in the Phoenix Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on December 30, 2009, and information concerning all of the Phoenix participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Phoenix Technologies Ltd., c/o Investor Relations, 915 Murphy Ranch Rd., Milpitas, CA, telephone: (408) 570-1000.
Contacts:
Phoenix Technologies Ltd.
Robert Andersen
Chief Financial Officer
Tel: 408-570-1000